Exhibit 10.1

VIA EMAIL AND OVERNIGHT DELIVERY

November 7, 2018

Dear Mary Kay:

As we discussed, this letter agreement confirms the terms of your transition and separation from employment with, and all offices in, Achillion Pharmaceuticals, Inc. (the “Company”), effective December 28, 2018 (the “Separation Date”).

Provided you (a) sign and return this letter agreement to Ky Nam-Wortman on or before November 21, 2018 (the “Effective Date”), (b) comply with all of the terms set forth below, and (c) sign and return the Release of Claims attached hereto as Attachment A (the “Release”) to Ms. Nam-Wortman no earlier than the Separation Date, but no later than January 21, 2019, and do not revoke the Release (as described below), your employment with the Company will continue through the Separation Date, as further described in paragraph 1 below, and you will receive the severance benefits set forth in paragraph 2 below.

By signing and returning this letter agreement and the Release, and by not revoking your acceptance of the Release, you will be entering into binding agreements with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, as well as the release of claims set forth in the Release. Therefore, you are advised to consult with an attorney before signing this letter agreement and the Release, and you have been given a reasonable amount of time to sign this letter agreement, and at least twenty-one (21) days to sign the Release. If you sign the Release, you may change your mind and revoke the Release during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying Ms. Nam-Wortman in writing. If you do not so revoke, the Release will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

If you elect to timely sign and return this letter agreement and the Release and do not revoke your acceptance of the Release within the Revocation Period, the following terms and conditions will apply:

1.        Resignation from Positions; Transition Period – You hereby confirm your resignation, to be effective as of the Separation Date, from all positions that you hold as an employee and/or officer of the Company, including without limitation your positions as Executive Vice President and Chief Financial Officer, Treasurer and Head of Information Technology & Facilities. You agree to execute and deliver any further documents reasonably necessary to effectuate such resignations and hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name to effect such resignations. The period between the Effective Date and the Separation Date will be a transition period (the “Transition Period”), during which you will continue to be employed pursuant to the terms of the Employment Agreement between you and the Company effective as of January 1, 2018 (the “Employment Agreement”). During the Transition Period, you will continue to perform your regular duties and responsibilities and will use your best efforts to timely assist the Company with transitioning your duties and responsibilities to other personnel, as directed by the Company. For the avoidance of doubt, the Company retains the right to terminate your employment for Cause (as defined in the Employment Agreement) prior to the Separation Date. If the Company terminates your employment for Cause, or if you resign your employment for any reason prior to the Separation Date, you will not be eligible to receive the severance benefits (as set forth in paragraph 2 below) nor any severance benefits pursuant to the Employment Agreement.

2.        Severance Benefits – The Company will provide you with the following severance benefits (the “severance benefits”), subject to paragraph 1 above and your compliance with all terms and conditions of this letter agreement:

a.

Severance Pay. The Company will pay to you $382,130, less all applicable taxes and withholdings, as severance pay (an amount equivalent to twelve (12) months of your current base salary). This severance pay will be paid in installments in accordance with the Company’s regular payroll practices, but in no event shall payments begin earlier than the Company’s first payroll date following expiration of the Revocation Period.

b.

COBRA Benefits. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is twelve (12) months following the Separation Date, and (y) the date your COBRA continuation coverage expires (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage that it pays for active and similarly situated employees who receive the same type of coverage (single, family, or other). The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.

c.

Target Bonus. The Company will pay to you a 2018 Target Bonus in the amount of $152,852, less all applicable taxes and withholdings. This bonus will be paid to you in one lump sum on the Company’s first payroll date following expiration of the Revocation Period.

d.

Equity Vesting. The Company will accelerate the vesting schedule of the option granted to you on January 20, 2016 to purchase 118,000 shares of common stock of the Company, $0.001 par value, such that an additional 29,500 unvested shares subject to such option will vest and become exercisable. The Company will similarly accelerate the vesting schedule of the option granted to you on January 17, 2017 to purchase 165,000 shares of common stock of the Company, $0.001 par value, such that an additional 41,250 unvested shares subject to such option will vest and become exercisable. The Company will similarly accelerate the vesting schedule of the option granted to you on February 9, 2018 to purchase 250,000 shares of common stock of the Company, $0.001 par value, such that an additional 62,500 unvested shares subject to such option will vest and become exercisable. For the avoidance of doubt, the acceleration described in this paragraph 2(d) shall be deemed effective as of the expiration of the Revocation Period.

e.

Extension of Exercise Period. Effective as of the expiration of the Revocation Period, the Company will extend until the date that is the earlier of (i) one hundred and eighty (180) days following the Separation Date, and (ii) the final exercise date the period during which you may exercise the stock options in which you have vested as of the Separation Date (including those in which you have vested pursuant to paragraph 2(d) above), subject to the terms of the applicable agreement(s) and plan(s) governing such options. You understand that the stock options subject to this extended exercise period shall cease to be treated for tax purposes as incentive stock options.

f.

Outplacement Services. The Company will provide you with an outplacement services package for up to one (1) year following the Separation Date, through an outplacement services provider of the Company’s choice.    Payment for such services shall be made by the Company directly to the provider.

Other than the severance benefits described herein, you will not be eligible for, nor have a right to receive, any payments or benefits from the Company following the Separation Date.

3.        Continuing Obligations – You acknowledge your obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 7 below. Further, you acknowledge and reaffirm your continuing obligations to the Company as set forth in Sections 8.1 and 8.2 of the Employment Agreement and in the Nondisclosure, Assignment of Inventions and Post-Employment Covenants Agreement you previously executed for the benefit of the Company, all of which survive your separation from employment with the Company.

4.        Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 7 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

5.        Return of Company Property – You hereby agree that, on the Separation Date (or upon any earlier request by the Company) you will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you will leave intact all, and otherwise not destroy, delete, or make inaccessible to the Company, any electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you will not, following such date: (a) retain any copies in any form or media; (b) maintain access to any copies in any form, media, or location; (c) store any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) send, give, or make accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you will, on the Separation Date (or upon any earlier request by the Company) cancel all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

6.        Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 7 below, the contents of the negotiations and discussions resulting in this letter agreement shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

7.        Scope of Disclosure Restrictions – Nothing in this letter agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.        Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party

(other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

9.        Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.        Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11.        Nature of Agreement – You and the Company understand and agree that this letter agreement is a transition and separation agreement and does not constitute an admission of liability or wrongdoing on the part of either you or the Company.

12.        Acknowledgments – You acknowledge that you have been given a reasonable amount of time to consider this letter agreement, and at least twenty-one (21) days to consider the Release, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement and the Release. You understand that this letter agreement shall be effective and enforceable as of the date you sign it, but that you may revoke the Release for a period of seven (7) days after you sign the Release by notifying Ms. Nam-Wortman in writing, and the Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into the Release you will be waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you will be receiving consideration beyond that to which you were previously entitled.

13.        Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.        Applicable Law – This letter agreement shall be interpreted and construed by the laws of the State of Connecticut, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of Connecticut, or if appropriate, a federal court located in the State of Connecticut (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

15.        Entire Agreement – This letter agreement and the Release contain and constitute the entire understanding and agreement between the parties hereto with respect to your transition, separation, severance benefits and the settlement of claims against the Company.

16.        Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 2 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

By:	/s/ Joseph Truitt
Joseph Truitt
Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I further understand that the severance benefits are conditioned upon my timely execution, return, and non-revocation of the Release.

/s/ Mary Kay Fenton	20 Nov 2018
Mary Kay Fenton	Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

ATTACHMENT A

RELEASE OF CLAIMS

1.        Release of Claims – In consideration of the severance benefits described in the November 7, 2018 letter agreement (the “Agreement”) to which this Release of Claims (the “Release”) is attached as Attachment A, which you (Mary Kay Fenton) acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company (Achillion Pharmaceuticals, Inc.), its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75 et seq., the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. § 31-51kk et seq., and Conn. Gen. Stat. § 31-51m (Connecticut whistleblower protection law), all as amended; all claims arising out of the Pennsylvania Human Relations Act, 43 Pa. Stat. § 951 et seq., the Pennsylvania Equal Pay Law, 43 Pa. Stat. § 336.1 et seq., and the Pennsylvania Whistleblower Law, 43 Pa. Stat. § 1421 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement between you and the Company effective as of January 1, 2018); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

2.        Return of Company Property – You hereby represent that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and otherwise not destroyed, deleted, or made inaccessible to the Company, any electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not: (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further represent that you have canceled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

3.        Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused paid time off, and that no other compensation is owed to you except as provided in the Agreement.

4.        Acknowledgements and Voluntary Assent – You acknowledge that you have been given at least twenty-one (21) days to consider this Release, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this Release. You understand that you may revoke this Release for a period of seven (7) days after you sign it by notifying Ky Nam-Wortman at the Company in writing, and the Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into the Release you will be waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled. You further state and represent that you have carefully read this Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

I hereby provide this Release as of the date below and acknowledge that the execution of this Release is in further consideration of the severance benefits described in the Agreement, to which I acknowledge I would not be entitled if I did not enter into this Release. I intend that this Release become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days

Mary Kay Fenton	Date

To be returned in a timely manner as set forth on the first page of the Agreement